Exhibit 99.1

General Steel Announces Notice of Noncompliance with NYSE Continued Listing Standards

BEIJING, April 21, 2016 /PRNewswire/ -- General Steel Holdings, Inc. ("General Steel" or the "Company") (GSI), announced today that on April 15, 2016, the Company received a notice from the New York Stock Exchange (the "NYSE") indicating that the Company is not in compliance with the NYSE's continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "Form 10-K").

As previously disclosed in its Notification of Late Filing on Form 12b-25 filed with the SEC on March 30, 2016, the Company has delayed filing its Form 10-K because the Company requires additional time to complete the preparation of its consolidated financial statements and the accompanying footnotes in time for filing.

Currently the Company is working diligently with its auditor to compile and disseminate the information required to be included in the Form 10-K, as well as the required audit of the Company's financial information. The Company expects to file the Form 10-K in the near future, and before the deadline set by the NYSE.

The NYSE informed the Company that, under the NYSE's rules, the Company will have six months from March 30, 2016 to file the Form 10-K with the SEC. The Company can regain compliance with the NYSE listing standards at any time before that date by filing the Form 10-K with the SEC. If the Company fails to file the Form 10-K before the NYSE's compliance deadline, the NYSE may grant, at its discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The notice from the NYSE also states that the NYSE may nevertheless commence delisting proceedings at any time during the period that is available to the Company to complete the filing if it deems that the circumstances warrant. Under NYSE rules, until the Company files the Form 10-K, its common stock will be subject to the ".LF" indicator to signify its late filing status at www.nyse.com.

About General Steel

General Steel is headquartered in Beijing, China, and trades iron ore and steel products. To be added to the General Steel email list to receive Company news, or to request a hard copy of the Company's Annual Report on Form 10-K, please send your request to investor.relations@gshi-steel.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, including those disclosed in the Company's most recent Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

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